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                                    Exhibit 5
                  (JOSEPH I. EMAS, ATTORNEY-AT-LAW LETTERHEAD)


Board of Directors
Non-Invasive Monitoring Systems, Inc.

Ladies and Gentlemen:

As counsel for your Company, I have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion.

I have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form SB-2, covering the registration under the Securities Act of 1933 of up to 14,093,329 shares of Common Stock, $0.01 par value, of the Company.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Florida, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

3. The shares of Common Stock outstanding and to be outstanding in the event of the exercise of the Options described in the Registration Statement are duly and validly authorized and, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement and Prospectus and I also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,


December 9, 2002        /s/ JOSEPH I. EMAS
                        ---------------------------------
                        JOSEPH I. EMAS, ESQUIRE